FOR IMMEDIATE RELEASE

ECO VENTURES GROUP STRATEGIC PARTNER REQUESTS
EXTENSION OF TIME FOR FUNDING

Groveland, FL – October 13, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) announced today that its strategic funding partner has requested an extension of time for the funding of $15.3 million financing to EVGI.  EVGI announced in its press release on September 12, 2011 that it had received a firm letter of commitment from a private funding group.  The commitment letter and copy of the MT999-1 bank verification provided by the funding group called for the $15.3 million in funding for the Company in the form of a three-year loan bearing eight percent (8%) interest.  In addition, the funding group would receive approximately 20% of the Company through the purchase of preferred stock at $2.50 per share. Upon full conversion of the preferred stock they will receive 11,760,000 shares of common stock.  As announced by the Company on September 22, 2011, the funding group determined that it is in their best interest not to fund the Company via a loan, but through a Stock Purchase Agreement for 6,140,000 shares of Series B Preferred stock from the Company at $2.50 per share, bearing an 8% coupon.  All other terms of the funding remained the same and can be seen on the Company’s EDGAR filings.

The funding was scheduled to close on or before September 28, 2011.  The funding group has requested that EVGI grant them an extension to close until October 28, 2011.  This request is due to the restructuring of their financial institutions and their desire to increase their funding needs to include the construction of a precious metals extraction facility owned and operated by EVGI built exclusively to process their ore.  This extension is in no way reflective on EVGI.  EVGI has fully performed and is simply waiting for the funding partners to deliver as per the agreement.

“It is unfortunate that this request is necessary, but with this delay comes the potential to expand our production with the construction of this new facility,” said Randall Lanham, CEO of Eco Ventures Group.  “In the mean time, our 5,000 ton per year precious metal extraction facility is operational, on track and we are continuing to process ore,” added Lanham.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVGI”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Name:    Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com